Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
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          We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1995 Stock Plan, 2000 Nonstatutory Stock Option Plan and bCandid Corporation 1999 Equity Incentive Plan of our report dated January 24, 2000, with respect to the consolidated financial statements and schedule of Software.com, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999, and of our report dated March 24, 2000, except for Note 11, as to which the date is April 11, 2000 with respect to the consolidated financial statements of AtMobile.com, Inc. included in it's Current Report on Form 8-KA dated June 26, 2000 filed with the Securities and Exchange Commission.

Woodland Hills, California
July 14, 2000